Exhibit 3.4

SOUTH JERSEY INDUSTRIES, INC.

Certificate of Amendment of the
Certificate of Incorporation

To:	The Secretary of State of the State of New Jersey

Pursuant to the provisions of Section 14A:9–2 (4) and Section 14A:9–4 (3) of Title 14A, Corporations, General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment of its Certificate of Incorporation.

1.	The name of the corporation is South Jersey Industries, Inc. (“Company”).

2.	The amendment to the Certificate of Incorporation, which is set forth in full in the following resolution, was duly adopted by the shareholders of the Company on April 23, 1987:

RESOLVED, That the Certificate of Incorporation of the Company be amended by adding a new Article ELEVENTH, reading in its entirety as follows:

ELEVENTH: No director or officer of the corporation shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders, except that this provision shall not relieve a director or officer from liability for any breach of duty based on an act or omission (a) in breach of the director’s or officer’s duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in the receipt by the director or officer of an improper personal benefit. This Article shall not apply to acts or omissions occurring prior to its effectiveness. No amendment to, expiration of or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director or officer of the corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment, expiration or repeal.

3.	At the time of the action of the shareholders:

(a)	The total outstanding stock of the Company consisted of 3,781,856 shares of Common Stock.

(b)	The number of such shares entitled to vote was 3,781,277.

4.	In the action take by the shareholders:

(c)	The number of such shares voted in favor of the amendment was 2,692,481.

(d)	The number of such shares voted against the amendment was 277,714.

Dated: April 23, 1987

SOUTH JERSEY INDUSTRIES, INC.

By:	/s/ William F. Ryan
William F. Ryan, President

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